Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

DANA HOLDING CORPORATION

Dated: July 27, 2016

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

The undersigned, being an authorized officer of Dana Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The Second Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article I and inserting the following in lieu thereof:

The name of the corporation is Dana Incorporated (the “Company”).

SECOND: The foregoing amendment was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The effective date of the foregoing amendment shall be August 1, 2016.

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer as of the date first written above.

DANA HOLDING CORPORATION

By:	/s/ Robert W. Spencer, Jr.
Name:	Robert W. Spencer, Jr.
Title:	Assistant Secretary

[Signature Page to Certificate of Amendment to Second Restated Certificate of Incorporation]